                                                                     EXHIBIT 2.3

                            AGREEMENT OF NON-DILUTION



         This Agreement of Non-Dilution (the "Agreement") is entered into, as of the 15th day of February, 1999, between Technology Manufacturing & Design, Inc., a Texas corporation ("TMD") and U.S. Technologies Inc., a Delaware corporation ("UST").

         WHEREAS, UST intends to sell all of its capital shares of GWP Inc.. a Georgia corporation, and the parent corporation of TMD, to Kenneth H. Smith ("Smith") for the purchase price of $1,234,832, which purchase price shall be payable by the purchase-money, promissory note of Smith (the "Purchase-Money Note"); and

         WHEREAS, UST has extended and continues to make available, to TMD certain financial resources which constitute the working capital of TMD (the "Working Capital Resources"); and

         WHEREAS, TMD desires that UST sell all of its capital shares of GWP Inc. to Smith and that said Working Capital Resources continue to be made available to TMD; it is therefore

         AGREED, that in consideration of the aforementioned Working Capital Resources and other good and valuable consideration, receipt of which is hereby acknowledged:

         5. TMD acknowledges and agrees that GWP, Inc. has pledged all of the shares of the capital stock of TMD, currently owned by GWP, Inc., to UST, as security for the payment of the interest and principal under the Purchase-Money Note and for the performance and satisfaction of certain other obligations of Smith and SWP, Inc. (the "Collateral");

         6. TMD acknowledges and agrees that said Collateral constitutes 51% of the voting stock and voting control of TMD;

         7. TMD acknowledges and agrees that UST, Smith and GWP, Inc. have agreed and acknowledged that the Collateral, at all times prior to the repayment of the Note and the satisfaction of certain other obligations of Smith and GWP, Inc. to UST, shall constitute 51% of the voting stock and voting control of TMD;

         8. TMD, at all time prior to the repayment of the Note and the satisfaction of the other obligations of Smith and GWP, Inc. to UST, shall take any and all actions and measures necessary to insure that the Collateral constitutes at least 51% of the voting stock and voting control of TMD and shall take no actions of any kind which would dilute the voting shares and voting control of the Collateral;

         9. TMD further acknowledges and agrees that a violation of the terms of this Agreement shall constitute an event of default under the Note and, thereby, will enable UST to exercise its remedies thereunder, and under certain other agreements between UST and Smith and UST and GWP, Inc., with respect to the Collateral.

         IN WITNESS WHEREOF, parties have executed this Agreement as of the date first above written.


                                    U.S. TECHNOLOGIES INC.


                                    By:      /s/ John P. Brocard
                                        --------------------------------------
                                             John P. Brocard
                                             Executive Vice President




                                    TECHNOLOGY MANUFACTURING & DESIGN, INC.


                                    By:      /s/ Kenneth H. Smith
                                       ---------------------------------------
                                             Kenneth H. Smith
                                             Chief Executive Officer





                                      -15-